UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 16, 2014

Microsoft Corporation

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

0-14278	91-1144442
(Commission File Number)	(IRS Employer Identification No.)

One Microsoft Way, Redmond, Washington	98052-6399
(Address of Principal Executive Offices)	(Zip Code)

(425) 882-8080

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Director retirements. Dina Dublon, who has served on the Microsoft Corporation Board of Directors since 2005, and David F. Marquardt, who has served on the Board since 1981, have informed the Company they have decided to retire from the Board and will not seek re-election at the 2014 annual shareholders meeting. Their retirement will be effective on that date.

(d) Director appointments. On September 16, 2014, the Microsoft Board of Directors appointed Teri List-Stoll and Charles W. Scharf to its Board of Directors, effective October 1. Ms. List-Stoll, age 51, is Executive Vice President and Chief Financial Officer for Kraft Foods Group, Inc. Ms. List-Stoll will serve on the Audit Committee of the Board. Mr. Scharf, age 49, has served as Chief Executive Officer of Visa Inc. since November 2012. Mr. Scharf will serve on the Governance and Nominating Committee of the Board.

Ms. List-Stoll and Mr. Scharf will receive the same compensation as other non-employee Microsoft directors as described in the Microsoft 2013 Proxy Statement under “Director compensation.”

There is no arrangement or understanding between Ms. List-Stoll or Mr. Scharf and any other persons pursuant to which either was selected as a director. Neither Ms. List-Stoll nor Mr. Scharf has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Ms. List-Stoll and Mr. Scharf have entered into the standard Microsoft director indemnification agreement, whereby Microsoft agrees to indemnify, defend and hold its directors harmless from and against losses and expenses incurred as a result of their board service, subject to the terms and conditions provided in the agreement.

The Company issued a press release announcing these matters on September 16, 2014.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release of Microsoft Corporation dated September 16, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROSOFT CORPORATION
(Registrant)

Date: September 17, 2014	/s/ JOHN A. SEETHOFF
John A. Seethoff Assistant Secretary

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

99.1	Press release dated September 16, 2014